UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 13, 2007 (September 11, 2007)

SPECTRA ENERGY CAPITAL, LLC

(Exact name of registrant as specified in its charter)

Delaware	0-23977	51-0282142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Westheimer Court, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-627-5400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 11, 2007, Texas Eastern Transmission, LP, (“Texas Eastern”), a subsidiary of Spectra Energy Capital, LLC (“Spectra Energy Capital”), issued $400 million aggregate principal amount of its 6.00% Senior Notes due 2017 (the “Notes”). The Notes were offered only to qualified institutional buyers under Rule 144A. The Notes have not and will not be registered under the Securities Act of 1933 (the “Act”) or any state securities laws, and may not be offered or sold except pursuant to an exemption from the registration requirements of the Act and applicable state securities laws. $300 million of the net proceeds of the offering was used to refinance $300 million principal amount of Texas Eastern’s 5.25% Senior Notes due 2007 that matured in July 2007. The 5.25% Senior Notes due 2007 were repaid using funds from advances repaid to Texas Eastern from Spectra Energy Capital. The remaining $95.8 million of net proceeds from the offering was returned to Spectra Energy Capital as part of its cash management program that it maintains for its subsidiaries.

The Notes were issued pursuant to a supplemental indenture, dated September 11, 2007, to an indenture, dated December 1, 2000, among Texas Eastern and The Bank of New York Trust Company, N.A. as trustee (the “Indenture”). Interest on the Notes will accrue from September 11, 2007. Texas Eastern will pay interest on the Notes semi-annually on March 15 and September 15 of each year, beginning on March 15, 2008, until the Notes mature on September 15, 2017. Texas Eastern may redeem some or all of the Notes at any time or from time to time pursuant to the terms of the Indenture. The Indenture contains covenants that limit the ability of Texas Eastern to, among other things, create liens on or sell its principal assets or merge with other entities. The Indenture does not restrict Texas Eastern from incurring additional indebtedness or paying distributions on its equity interests, nor does it require the maintenance of any financial ratios or specified levels of net worth or liquidity.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRA ENERGY CAPITAL, LLC

/s/ William S. Garner, Jr.
William S. Garner, Jr.
Vice President, General Counsel and Secretary

Date: September 13, 2007